EXHIBIT 99.1

RadiSys Announces Hiring of New President and CEO

HILLSBORO, OR - October 7, 2002 - RadiSys Corporation (Nasdaq: RSYS), a leading provider of embedded-computing solutions, today announced that Scott C. Grout has joined RadiSys as President and Chief Executive Officer and a member of the RadiSys Board of Directors effective October 7, 2002. Ronald A. Dilbeck, acting President and Chief Executive Officer, will continue with the company and resume the position of Chief Operating Officer.

For the past four years, Mr. Grout was President and Chief Executive Officer of Chorum Technologies, Inc., a leading provider of optical components and subsystems for networks based in Richardson, Texas. Prior to joining Chorum Technologies, Mr. Grout was with Lucent Technologies for 14 years, where he held a number of engineering and management positions including Vice President of the Optical Networking Group. Mr. Grout received his BS in Engineering from the University of Wisconsin at Madison and his MBA from the Sloan School of Management at the Massachusetts Institute of Technology.

"I am very excited about joining the RadiSys team," said Mr. Grout, age 40, who will be moving with his wife and two children to the Portland area. "RadiSys is a respected leader in the embedded-computing industry and is very well positioned in the market with an enviable customer base and significant financial strength."

RadiSys also announced that C. Scott Gibson, a member of the RadiSys Board of Directors since 1993, was appointed Chairman of the Board. Mr. Gibson stated, "We are all delighted to have Scott Grout as our new CEO at RadiSys. Scott brings tremendous talent and experience to this role and has a proven track record of successfully leading high-technology organizations and building excellent customer relationships. We are excited about the future of RadiSys under his leadership."

Mr. Grout will be participating in RadiSys' upcoming third quarter conference call scheduled for Wednesday, October 16 at 2:00 p.m. PST.

RadiSys is a leading global provider of embedded hardware and software solutions to OEM companies in the communications equipment, medical, industrial automation, and transaction terminal markets. Using its extensive expertise in a wide variety of technologies, RadiSys focuses on industry-leading Intel architecture while working in a close "virtual division" relationship with its customers, significantly improving their time-to-market advantage and reducing cost. The broad range of RadiSys product offerings include board-level embedded computers, network interfaces and packet processing engines; communications middleware and software such as SS7/IP internetworking and protocol stacks; platforms based on PCI, CompactPCI and switch fabrics; turnkey gateway systems and professional services.

RadiSys is a registered trademark. All other products are trademarks or registered trademarks of their respective companies.